Exhibit 5.1

C. Bradford Harris

Executive Vice President and

Corporate General Counsel

Porter Bancorp, Inc.

2500 Eastpoint Parkway

Louisville, Kentucky 40223

August 23, 2007

Porter Bancorp, Inc.

2500 Eastpoint parkway

Louisville, Kentucky 40223

Re:	Registration Statement on Form S-4 (the “Registration Statement”) with respect to shares to be issued pursuant to the Agreement and Plan of Merger by and between Porter Bancorp, Inc. and Ohio County Bancshares, Inc., dated as of June 16, 2007 (the “Merger Agreement”)

Ladies and Gentlemen:

I am Corporate General Counsel of Porter Bancorp, Inc., a Kentucky corporation (the “Company”), and am familiar with the registration of 387,500 shares of Porter Bancorp, Inc.’s common stock, no par value (the “Shares”), issuable pursuant to the Merger Agreement, as set forth in the Registration Statement that is being filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K.

In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, as I have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assumed the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assumed compliance on the part of all parties to the documents with their covenants and agreements contained therein.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that, when issued upon the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the Commonwealth of Kentucky. I assume no obligation to supplement this letter if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof.

I hereby consent to be named in the Registration Statement under the heading “Legal Matters” as the attorney who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder.

Very truly yours,

/s/ C. Bradford Harris
C. Bradford Harris
Executive Vice President and Corporate General Counsel